EXHIBIT 11


      SCHEDULE RE: COMPUTATION OF EARNINGS PER COMMON SHARE*
           (In thousands, except per share amounts)



                       Three Months Ended  Nine Months Ended
                       __________________  _________________
                        Sept.28, Sept.29,  Sept.28, Sept.29,
                           1997    1996      1997      1996
                        ________ ________  ________ ________
     PRIMARY

     Net income          $13,713  $11,890  $36,642   $31,244

     Weighted average
      shares outstanding  22,545   22,616   22,565    22,627
                         _______  _______  _______   _______
     Primary earnings
      per share*         $  0.61  $  0.53  $  1.62   $  1.38
                         =======  =======  =======   =======

     FULLY DILUTED

     Net income          $13,713  $11,890  $36,642   $31,244
                         _______  _______  _______   _______

     Weighted average
      shares outstanding  22,545   22,616   22,565    22,627

     Add incremental
      shares representing:
      Shares issuable upon
      exercise of stock
      options based on
      period-end market
      price                  681      500      681       500
                         _______  _______  _______   _______
     Weighted average
      number of shares,
      as adjusted         23,226   23,116   23,246    23,127
                         _______  _______  _______   _______
     Fully diluted
      earnings per share  $ 0.59   $ 0.51   $ 1.58    $ 1.35
                         =======  =======  =======   =======

     Dilutive effect of
      incremental shares    2.9%     2.2%     2.9%      2.2%
                         =======  =======  =======   =======


     * Incremental shares have not been considered in the computation of primary earnings per common share in accordance with generally accepted accounting principles, which require inclusion only when the dilutive effect is greater than 3%.